Exhibit 10.3

TAX MATTERS AGREEMENT

BY AND BETWEEN

LEUCADIA NATIONAL CORPORATION

AND

CRIMSON WINE GROUP, LTD.

DATED [•] [•], 2013

TAX MATTERS AGREEMENT

                    THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•] [•], 2013, is by and between Leucadia National Corporation, a New York corporation, (“Leucadia”), and Crimson Wine Group, Ltd., a Delaware corporation (“Crimson”). Each of Leucadia and Crimson is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

                    WHEREAS, the board of directors of Leucadia has determined that it is in the best interests of Leucadia, its shareholders and Crimson for Crimson to be a separate publicly-traded company that will operate the Crimson Business;

                    WHEREAS, Leucadia and Crimson entered into the Separation Agreement pursuant to which Leucadia agreed to contribute cash and intercompany debt to the capital of Crimson (the “Contribution”) and to distribute all of the outstanding stock of Crimson pro rata to its shareholders (the “Distribution”) as described therein;

                    WHEREAS, prior to consummation of the Distribution, Leucadia has been the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code of which Crimson is a member;

                    WHEREAS, the Parties intend that, for federal income Tax purposes, the contribution of the Intercompany Indebtedness and the obligation to make the Cash Contribution (the “Pre-Closing Contribution”) and the Distribution will qualify as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies; and

                    WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the intended Tax treatment of the Pre-Closing Contribution and the Distribution.

                    NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

                    Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings:

                    “Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any other group filing consolidated, combined or unitary Tax Returns under state, local or foreign Law.

                    “Agreement” has the meaning set forth in the preamble to this Agreement.

                    “Closing Date” means the date on which the Distribution occurs.

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Contribution” has the meaning set forth in the recitals to this Agreement.

                    “Counsel” means Weil, Gotshal & Manges LLP.

                    “Crimson” has the meaning set forth in the preamble to this Agreement.

                    “Disqualifying Action” means (i) any breach by Crimson or any member of the Crimson Group of any representation, warranty or covenant made by them in this Agreement or (ii) any event (or series of events) involving the capital stock of Crimson that, in either case, would negate the Tax-Free Status of the Transactions; provided, however, the term “Disqualifying Action” shall not include any action required or expressly permitted under any Transaction Document or that is undertaken pursuant to the Contribution or the Distribution.

                    “Distribution” has the meaning set forth in the recitals to this Agreement.

                    “Extraordinary Transaction” shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the Contribution or Distribution.

                    “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; or (iii) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

                    “Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.

                    “Indemnified Party” means the Party that is entitled to seek indemnification from the other Party pursuant to the provisions of Section 2.01.

                    “Information” has the meaning set forth in Section 4.01.

                    “Information Request” has the meaning set forth in Section 4.01.

                    “IRS” means the Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.

                    “Leucadia” has the meaning set forth in the preamble to this Agreement.

                    “Opinion” means the opinion of Counsel with respect to certain Tax aspects of the Pre-Closing Contribution and the Distribution.

                    “Party” has the meaning set forth in the preamble to this Agreement.

                    “Pre-Closing Contribution” has the meaning set forth in the recitals to this Agreement.

                    “Separation Agreement” means the Separation Agreement by and between the Parties dated [•] [•], 2013.

                    “Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, real property transfer, intangible, recordation, registration, documentary, stamp and other taxes of any kind whatsoever and (ii) any interest, penalties or additions attributable thereto.

                    “Tax Detriment” shall mean an increase in the Tax liability (or reduction in refund or credit or item of deduction or expense, including any carryforward) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.

                    “Tax-Free Status of the Transactions” means the qualification of the Pre-Closing Contribution and the Distribution as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies and in which the Crimson Common Stock distributed is “qualified property” under Section 361(c) of the Code.

                    “Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

                    “Tax Item” shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

                    “Tax Matter” has the meaning set forth in Section 4.01.

                    “Tax Notice” has the meaning set forth in Section 2.04.

                    “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

                    “Transaction Documents” means this Agreement, the Separation Agreement and the Administrative Services Agreement.

                    “Transaction Taxes” shall mean any Tax Detriment incurred by Leucadia, Crimson or their Affiliates as a result of the Pre-Closing Contribution or the Distribution failing to qualify as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies or corresponding provisions of other applicable Laws with respect to Taxes.

                    “Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Contribution or the Distribution.

                    “Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                    Section 1.02. Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION

                    Section 2.01. Responsibility for Taxes; Indemnification.

                    (a)     Leucadia shall be responsible for and shall pay, and shall indemnify and hold harmless the members of the Crimson Group for, all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of the members of the Leucadia Group paid or filed on a separate company basis or on an Affiliated Group basis; (ii) any Transaction Taxes; and (iii) all Transfer Taxes; except, in each case, for Taxes that arise from or are attributable to a Disqualifying Action.

                    (b)     Crimson shall be responsible for and shall pay, and shall indemnify and hold harmless the members of the Leucadia Group for, all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of the members of the Crimson Group not described in Section 2.01(a); and (ii) any Taxes that arise from or are attributable to a Disqualifying Action.

                    (c)     If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Section 2.01, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.01, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than 20 days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within 15 days of receiving such calculations.

                    (d)     For all Tax purposes, the Leucadia Group and the Crimson Group agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Leucadia to Crimson or a distribution by Crimson to Leucadia, as the case may be, occurring immediately prior to the Effective Time and (ii) any payment of interest or non-federal Taxes by or to a Taxing Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law.

                    (e)     The amount of any indemnification payment pursuant to this Section 2.01 shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party by the end of the taxable year in which the indemnity payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.01(e)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

                    Section 2.02. Preparation of Tax Returns.

                    (a)     Leucadia shall prepare and timely file (taking into account applicable extensions) all Tax Returns with respect to which it is responsible for any Taxes shown thereon under Section 2.01(a)(i). Leucadia shall be entitled to all refunds shown to be due and payable on such Tax Returns.

                    (b)     Subject to any arrangement under the Administrative Services Agreement, Crimson shall prepare and timely file (taking into account applicable extensions) all Tax Returns with respect to which it is responsible for any Taxes shown thereon under Section 2.01(b)(i). Crimson shall be entitled to all refunds shown to be due and payable on such Tax Returns.

                    (c)     Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted to occur by Crimson or any of its Subsidiaries on the Closing Date after the completion of the Distribution as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. Leucadia shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.

                    Section 2.03. Payment of Sales, Use or Similar Taxes. All Transfer Taxes, shall be borne solely by Leucadia. Notwithstanding anything in Section 2.03 to the contrary, the Party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file any related Tax Returns, subject to any indemnification rights it may have against the other Party, which shall be paid in accordance with Section 2.01(c). Crimson, Leucadia and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all available exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Taxing Authorities.

                    Section 2.04. Audits and Proceedings.

                    (a)     Notwithstanding any other provision hereof, if after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.01, the Indemnified Party shall deliver such Tax Notice to the Indemnifying Party within 10 days of the receipt of such Tax Notice; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to deliver such Tax Notice. The Indemnifying Party shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice; provided that, in all events, Leucadia shall have the right to control any Tax audit or proceeding relating to Transaction Taxes or the Tax-Free Status of the Transactions. The Indemnifying Party shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject, in the case of a compromise or settlement that could adversely affect the Indemnified Party, to the Indemnified Party’s consent, which consent shall not be unreasonably withheld. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within 15 days after a Final Determination of such Tax liability.

                    (b)     If after the Closing Date, Leucadia, Crimson or any of their respective Affiliates receive a Tax Notice that could have an impact on a member of the other Group, Leucadia or Crimson, as applicable, shall deliver such Tax Notice to the other Party within 10 days of the receipt of such Tax Notice.

                    Section 2.05. Carrybacks. To the extent permitted by applicable Law, neither Crimson nor any of its Affiliates shall carry back any federal income Tax Item to any taxable period (or portion thereof) ending on or before the Closing Date.

ARTICLE III

TAX-FREE STATUS OF THE DISTRIBUTION

                    Section 3.01. Representations and Warranties.

                    (a)     Crimson. Crimson hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the representation letter from Crimson addressed to Counsel supporting the Opinion are, or will be from the time presented or made through and including the Effective Time and thereafter, true, correct and complete in all respects.

                    (b)     Leucadia. Leucadia hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the representation letter from Leucadia addressed to Counsel supporting the Opinion any other materials delivered or deliverable by Leucadia in connection with the rendering by Counsel of the Opinion are, or will be from the time presented or made through and including the Effective Time and thereafter, true, correct and complete in all respects.

                    (c)     No Contrary Knowledge. Each of Leucadia and Crimson represents and warrants that it knows of no fact that may cause the Tax treatment of the Pre-Closing Contribution or the Distribution to be other than the Tax-Free Status of the Transactions.

                    Section 3.02. Restrictions Relating to the Distribution.

                    (a)     General. Neither Leucadia nor Crimson shall take or fail to take, nor shall Leucadia or Crimson permit any member of their respective Group to take or fail to take, as applicable, any action within its control that would negate the Tax-Free Status of the Transactions.

                    (b)     Tax Reporting. Each of Leucadia and Crimson covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

ARTICLE IV

COOPERATION

                    Section 4.01. General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, at each Party’s own cost:

                    (a)     the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

                    (b)     the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries;

                    (c)     the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

                    (d)     the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

                    Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

                    Section 4.02. Retention of Records. Leucadia and Crimson shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until 60 days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE V

MISCELLANEOUS

                    Section 5.01. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the Leucadia Group, on the one hand, and any member of the Crimson Group, on the other (other than this Agreement and any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, no member of the Leucadia Group or Crimson Group shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

                    Section 5.02. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

                    Section 5.03. Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

                    Section 5.04. Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Leucadia without the prior approval of any Person, including Crimson. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

                    Section 5.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

                    Section 5.06. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

                    Section 5.07. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

                    Section 5.08. Other. Sections 8.1 (Governing Law), 8.4 (Notice), 8.8 (Assignment; No Third-Party Beneficiaries), 8.10 (Amendment), 8.11 (Rules of Construction), 8.12 (Counterparts) and 7.4 (Specific Performance) of the Separation Agreement are incorporated herein by reference, mutatis mutandis.

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                    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

LEUCADIA NATIONAL CORPORATION

By

Name:
Title:

CRIMSON WINE GROUP, LTD.

By

Name:
Title:

Signature Page to Tax Matters Agreement